Exhibit 99.1

JOINT FILING AGREEMENT
This Joint Filing Agreement, dated as of February 14, 2020, is by and among Odey Asset Management Group Ltd, Odey Asset Management LLP, Odey Holdings AG and Robin Crispin William Odey (collectively, the "Filers").

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G and/or 13D with respect to shares of Class A Ordinary Shares of Valaris plc beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13G and/or 13D (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon one week's prior written notice (or such lesser period of notice as the Filers may mutually agree) to the other party.

Executed and delivered as of the date first above written.

ODEY ASSET MANAGEMENT GROUP LTD

By: /s/ Jack Satt
Jack Satt, Chief Compliance Officer

ODEY ASSET MANAGEMENT LLP

By: /s/ Jack Satt
Jack Satt, Chief Compliance Officer

ODEY HOLDINGS AG

By: /s/ Jack Satt
Jack Satt, Chief Compliance Officer

ROBIN CRISPIN WILLIAM ODEY

By: /s/ Jack Satt

Jack Satt, as attorney-in-fact for Robin Crispin William Odey*

*The Power of Attorney executed by Mr. Odey authorizing the signatory to sign and file this Schedule 13G on Mr. Odey’s behalf, filed as Exhibit 99 to the Form 13F filed with the Securities and Exchange Commission on August 14, 2018 by Mr. Odey is incorporated herein by reference.